UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 30, 2010

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:  000-52594

300, 625 - 11th Avenue S.W.
Calgary, Alberta, Canada T2R 0E1
 (Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On June 30, 2010, the Board of Directors (“the Board”) of Gran Tierra Energy Inc., with Walter Dawson and Jeffrey Scott recusing themselves from the discussion and voting, authorized management of Gran Tierra Energy to negotiate, execute and deliver an agreement (if a mutually acceptable agreement can be negotiated) with Tuscany International Drilling Inc. (“Tuscany”) providing that Tuscany will be Gran Tierra Energy’s drilling operator for the drilling program expected to take place in the third and fourth quarters of 2010 in Peru.  Walter Dawson, a member of the Board, is also the Chairman and Chief Executive Officer of Tuscany and Jeffrey Scott, a member of the Board, is also a member of the board of directors of Tuscany.

Section 3 of Gran Tierra Energy’s Code of Business Conduct and Ethics governs conflicts of interest and provides, in part, that conducting Gran Tierra Energy business with a business in which a director has “a significant financial interest” would be a violation of Gran Tierra Energy’s Code of Business Conduct and Ethics absent a waiver.

As a result, after consideration of such matters as the Board deemed relevant and appropriate, the Board granted a waiver of Section 3 of the Gran Tierra Energy’s Code of Business Conduct to permit the management of Gran Tierra Energy to negotiate, execute and deliver the proposed agreement with Tuscany notwithstanding the fact that Walter Dawson is the Chief Executive Officer of Tuscany.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 5, 2010	GRAN TIERRA ENERGY INC.

	By:	/s/ Martin H. Eden
Martin H. Eden
Chief Financial Officer